Exhibit 99.1

Marrone Bio Announces Warrant Exchange Agreement

DAVIS, Calif., April 30, 2020 — Marrone Bio Innovations, Inc. (Nasdaq: MBII) (the “Company” or “Marrone Bio”) an international leader in sustainable bioprotection and plant health solutions, has signed a warrant exchange agreement with existing institutional investors that immediately reduces the total number of outstanding warrants by approximately 35%, from 52.6 million to 36.5 million.

The warrant exchange transaction was entered into between the Company and existing investors Waddell & Reed, Ospraie Ag Science LLC, Ardsley Partners Renewable Energy Fund, L.P., National Securities Corporation and Ivan Saval.

Under the agreement, 46.0 million warrants have been exchanged for 29.9 million new warrants with an exercise price of $0.75 per share. The new warrants have five different expiration dates. Three of these warrant tranches have expiration dates throughout 2020 and will provide approximately $14.4 million in net proceeds if exercised in full, with the investors agreeing to exercise the first $2.5 million as of May 1, 2020. The other two warrant tranches have expiration dates in 2021 and will provide $8.1 million in net proceeds if exercised in full, for a total of approximately $22.4 million.

“This warrant exchange transaction is a win-win for all parties. The tranched structure of the warrant expiration dates is intentionally designed to provide funding when and as we will need it. Assuming full exercise, the warrants are expected to take the Company to cashflow breakeven under the Company’s current operational plan and will allow us to continue executing upon our growth plan, while significantly reducing our fully diluted shares outstanding. Specifically, this transaction will result in a 79.1% reduction in warrants outstanding at the end of 2020, and a 99.6% reduction in warrants outstanding by the end of 2021, thereby effectively eliminating any warrant overhang,” said Jim Boyd, President and Chief Financial Officer of Marrone Bio Innovations.

“The new economy as a result of the COVID-19 pandemic is going to present many challenges and opportunities. The impact of good stewardship of our shared world had never been more self evident. The uncertainty that this new economy presents has to be recognized and planned for and is why we moved quickly to complete this transaction. We feel privileged to be in a position to contribute and have investors who believe in our mission to help feed the world in a healthy and sustainable manner,” concluded Boyd.

“I speak on behalf of the Company’s three largest investors when I say that we are extremely pleased to be entering into this transaction. Together, we believe that Marrone Bio is incredibly well positioned to be a forerunner in the ongoing transition to sustainable agriculture. Biologicals will play a significant role in this transition and we believe that Marrone Bio has the products based upon best-in-class science to seize this opportunity,” added Jason Mraz, President of Ospraie Ag Science.

About Marrone Bio Innovations

Marrone Bio Innovations Inc. (NASDAQ: MBII) is a growth-oriented company leading the movement to a more sustainable world through the discovery, development and sale of innovative biological products for crop protection, plant health and waterway systems treatment that help customers operate more sustainably while increasing their return on investment. MBI has screened over 18,000 microorganisms and 350 plant extracts, leveraging its in-depth knowledge of plant and soil microbiomes enhanced by advanced molecular technologies and natural product chemistry to rapidly develop seven product lines. Supported by a robust portfolio of over 400 issued and pending patents, MBI’s currently available commercial products are Regalia®, Stargus®, Grandevo®, Venerate®, Majestene®, Haven® and Amplitude®, Pacesetter™, Zelto® Jet Oxide® and Jet Ag® and Zequanox®, with a breakthrough bioherbicide and biofumigant in the Company’s product pipeline. MBI’s Pro Farm Finland-based subsidiary employs a proprietary technology derived from wood waste to stimulate plant growth and improve plant health, resulting in improved yields and crop quality. Products include UBP™ 110, Foramin®, UBP™ Seed Treatment, Foramin® ST.

Learn more about Marrone Bio Innovations at www.marronebio.com. We also use our investor relations website, https://investors.marronebio.com, as well as our corporate Twitter account, @Marronebio, as means of disclosing material non-public information, and encourage our investors and others to monitor and review the information we make public in these locations. Follow us on social media: Twitter, LinkedIn and Instagram.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing MBI’s views as of any subsequent date. Examples of such statements include statements regarding the potential exercise of warrants, the Company’s anticipated cash needs and growth plan, and the potential benefits of the Company’s products. Such forward-looking statements are based on information available to the Company as of the date of this release and involve a number of risks and uncertainties, some beyond the Company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including the Company’s operational results, trading volatility, other factors affecting the Company’s stock price and market value and any adverse decisions by regulatory agencies. Additional information that could lead to material changes in the Company’s performance is contained in its filings with the SEC. The Company is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Greg Falesnik, Managing Director

MZ Group – MZ North America

Main: 949-385-6449

MBII@mzgroup.us

www.mzgroup.us